EXHIBIT 99.1

MetroCorp Bancshares, Inc. Announces First Quarter 2003 Earnings

HOUSTON, TEXAS – (April 29, 2003) MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which through its subsidiary, MetroBank, N.A., provides community banking services in Houston and Dallas, today announced net income of $1.9 million for the first quarter 2003, down approximately 8.7% from the same period in 2002. Diluted earnings per share for the first quarter 2003 were $0.27, down $0.02 per share from the same quarter in 2002.

Allen Brown, President of MetroCorp Bancshares, Inc. and Chief Executive Officer of MetroBank, N.A., said, “Our first quarter 2003 earnings were impacted by pressure on our net interest margin. However, compared to the first quarter in 2002, noninterest income increased 1.6% and our noninterest expense was lowered 1.6%. We are diligently working to control operating costs in this low interest rate environment and while our earning asset yields are down, our net loans grew 4.7% and our demand deposits grew 2.6% during the first quarter of 2003.”

Interest income and expense. Interest income for the three months ended March 31, 2003 was $11.1 million, down approximately $800,000 or 6.8% from $11.9 million for the same three months in 2002. The lower interest income in 2003, compared to 2002, was primarily the result of lower yields on earning assets that was partially offset by a 15.6% increase in average earning assets. The yield on average earning assets for the first quarter 2003 was 5.60% compared to 6.95% for the first quarter of 2002, a decrease of 135 basis points. The decrease in yields primarily reflects the impact of the Federal Reserve’s 50 basis point interest rate cut in November 2002. As a result of that interest rate cut, the Company has experienced some loan refinancing pressures as well a new loan production being added to the portfolio at lower interest rates.

Interest expense for the three months ended March 31, 2003 was $3.2 million, down approximately $700,000 or 16.5% from $3.9 million for the same three months in 2002. The decrease in interest expense primarily reflected the impact of the Federal Reserve’s interest rate cut mentioned above. However, the benefit of a decrease in interest rates was partially offset by a 13.6% increase in average interest-bearing liabilities. The cost of average interest-bearing liabilities for the first quarter 2003 was 2.15% compared to 2.92% for the first quarter 2002, a decrease of 77 basis points.

Net interest income before provision for loan losses for the three months ended March 31, 2003 was $7.8 million, down approximately $200,000 or 2.1% from $8.0 million for the same three months in 2002. The decrease in net interest income was primarily the result of a decrease in the net interest margin to 3.96% for the three months ended March 31, 2003 compared to 4.68% for the same period in 2002. The decrease was primarily rate driven although partially offset by increases in average balances to both interest-earning assets and interest-bearing liabilities. Another factor which impacted the net interest margin was the increase in nonaccrual loans to $23.4 million at March 31, 2003 compared to $12.7 million at March 31, 2002 and $17.2 million at December 31, 2002. The net interest margin may experience further pressure depending on

9600 Bellaire Boulevard * Suite 252 * P.O. Box 4760, Houston, Texas 77210-4760 * 713-776-3876

the future interest rate environment. Since the Company is asset sensitive, management believes the Company would benefit from a stable to rising interest rate environment.

Noninterest income and expense. Noninterest income for the three months ended March 31, 2003 was $2.3 million, up approximately $36,000 or 1.6% compared to the same three months in 2002. This was primarily the combined result of a $161,000 gain on sale of investment securities and a $68,000 increase in loan-related fees that was partially offset by $193,000 in lower service charges, NSF, and other noninterest income.

Noninterest expense for the three months ended March 31, 2003 was $6.5 million, down approximately $100,000 or 1.6% compared with $6.6 million for the same period in 2002. The lower noninterest expense for the three months ended March 31, 2003, compared to the same period in 2002, was primarily due to lower other real estate losses and other noninterest expense which was partially offset by higher employee compensation and benefits and slightly higher occupancy expense. The increase in employee compensation and benefits expense was primarily due to increased staffing levels in lending operations and compliance functions.

Provision for loan losses and asset quality. The provision for loan losses for the three months ended March 31, 2003 was $800,000, up $200,000 from $600,000 for the same period in 2002. This was primarily the result of ongoing loan review and asset quality risk assessments. The allowance for loan losses as a percent of total loans at March 31, 2003 and March 31, 2002 was 1.94% and 1.92%, respectively.

Net charge-offs for the three months ended March 31, 2003 were $256,000, down $2.3 million compared with $2.6 million for the first quarter of 2002. The first quarter of 2002 was heavily impacted due to the extensive loan review and risk assessment process the Company established in the fourth quarter of 2001. Included the net charge-offs of $256,000 for the first quarter of 2003 was $275,000 in recoveries from previously charged-off credits. The charge-offs in the first quarter 2003 totaled approximately $531,000 and were related to seven small commercial and consumer related credits, with the largest charge-off being $256,000. The Company seeks recovery on its charge-offs through all available channels.

Net nonperforming assets at March 31, 2003 were $21.6 million compared to $15.5 million at December 31, 2002, an increase of $6.1 million. During the first quarter of 2003, the Company added two loans to nonaccrual status. A hospitality credit, in the amount of $3.4 million was added to nonaccrual status due to a lack of sufficient cash flows to service the debt. The guarantor on the loan continues to make the monthly payments, however there is no assurance he will continue to do so. A second hospitality credit, in the amount of $1.2 million was placed on nonaccrual status primarily due to the borrower’s failure to make the required monthly payments. The remaining $1.5 million was related to various other commercial loans. While future deterioration in the loan portfolio is possible, management is continuing its risk assessment and resolution program. In addition, management is focusing its attention on minimizing the Bank’s credit risk through more diversified business development avenues.

Allen Brown added, “Loan diversification continues to be our strategy for new business this year as we are diligently working on our asset quality. We have put significant resources towards this effort and this continues to be one of our main focuses. In addition to loan diversification, we are enhancing our relationship banking efforts through a new customer calling program.”

Balance sheet data. Total assets at March 31, 2003 were $844.6 million, up $4.6 million or 0.5% from $840.1 million at December 31, 2002. Investment securities at March 31, 2003 were

9600 Bellaire Boulevard * Suite 252 * P.O. Box 4760, Houston, Texas 77210-4760 * 713-776-3876

$235.5 million, down $24.5 million or 9.4% from $260.0 million at December 31, 2002. Net loans at March 31, 2003 were $541.8 million, up $24.2 million or 4.7% from $517.6 million at December 31, 2002. Total deposits at March 31, 2003 were $696.8 million, up $5.4 million or 0.8% from $691.4 million at December 31, 2002. Shareholders’ equity at March 31, 2003 was $75.5 million, up $1.0 million or 1.4% from $74.5 million at December 31, 2002.

On Wednesday, April 30, 2003 there will be a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss these results. A brief management presentation will be followed by a question and answer period. To participate by phone, dial 1.800.915.4836 ten minutes before the call and ask for the MetroCorp conference. The call will be webcast by CCBN and can be accessed at MetroCorp’s web site at www.metrobank-na.com. The webcast will be distributed over CCBN’s Investor Distribution Network. Individual investors can listen through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in the network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents, at www.streetevents.com. A digital replay will be available an hour after the call. It can be accessed until May 31, 2003 at www.metrobank-na.com by clicking the web cast link.

MetroCorp Bancshares, Inc., with $844.6 million in assets, provides a full range of commercial and consumer banking services through its wholly owned subsidiary, MetroBank, N.A. The Company has 14 full-service banking locations in the greater Houston and Dallas metropolitan areas. For more information, visit the Company’s Web site at www.metrobank-na.com.

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe MetroCorp’s future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond MetroCorp’s control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets MetroCorp serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce MetroCorp’s net interest margin; (3) changes in management’s assumptions regarding of the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; and (7) the Company’s ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in MetroCorp’s reports and other documents filed with the Securities and Exchange Commission.

Contact:
MetroCorp Bancshares, Inc., Houston
Allen Brown, President, (713) 776-3876, or
David D. Rinehart, EVP/Chief Financial Officer, (713) 776-3876

9600 Bellaire Boulevard * Suite 252 * P.O. Box 4760, Houston, Texas 77210-4760 * 713-776-3876

MetroCorp Bancshares, Inc.
(In thousands, except share amounts)
(Unaudited)

	March 31,	December 31,	Change
	2003	2002	%

Consolidated Balance Sheet
Assets
Cash and cash equivalents:
Cash and due from banks	$29,429	$30,195	(2.5)
Federal funds sold and other temporary investments	15,490	7,991	93.8

Total cash and cash equivalents	44,919	38,186	17.6
Investment securities available-for-sale	235,547	260,038	(9.4)
Other investments	4,478	4,380	2.2
Loans, net of allowance for loan lossses	541,845	517,609	4.7
Premises and equipment, net	5,812	5,841	(0.5)
Accrued interest receivable	3,180	3,391	(6.2)
Due from customers on acceptances	1,428	4,080	(65.0)
Foreclosed assets, net	842	1,190	(29.2)
Other assets	6,574	5,350	22.9

Total assets	$844,625	$840,065	0.5

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$148,237	$144,544	2.6
Interest-bearing	548,553	546,817	0.3

Total deposits	696,790	691,361	0.8
Other borrowings	65,819	65,774	0.1
Accrued interest payable	680	717	(5.2)
Acceptances outstanding	1,428	4,080	(65.0)
Other liabilities	4,399	3,670	19.9

Total liabilities	769,116	765,602	0.5
Commitments and contingencies	—	—	—
Shareholders’ Equity:
Common stock, $1.00 par value, 20,000,000 shares authorized; 7,199,427 shares and 7,195,297 shares are issued and 7,026,722 shares and 7,031,882 shares are outstanding at March 31, 2003 and December 31, 2002, respectively	7,199	7,196	0.0
Additional paid-in-capital	26,406	26,344	0.2
Retained earnings	41,425	39,938	3.7
Accumulated other comprehensive income	1,990	2,354	(15.5)
Treasury stock, at cost	(1,511)	(1,369)	10.4

Total shareholders’ equity	75,509	74,463	1.4

Total liabilities and shareholders’ equity	$844,625	$840,065	0.5

Nonperforming Assets and Asset Quality Ratios
Nonaccrual loans	$23,406	$17,209	36.0
Accruing loans 90 days or more past due	1,737	380	357.1
Other real estate (“ORE”)	837	1,185	(29.4)
Other assets repossessed (“OAR”)	5	5	—

Total nonperforming assets	25,985	18,779	38.4
Less nonperforming loans guaranteed by the SBA, Ex-Im Bank, or the OCCGF	(4,432)	(3,310)	33.9

Net nonperforming assets	$21,553	$15,469	39.3

Net nonperforming assets to total assets	2.55%	1.84%	38.6
Net nonperforming assets to total loans and ORE/OAR	3.89%	2.92%	33.2
Allowance for loan losses to total loans	1.94%	1.92%	1.0
Allowance for loan losses to net nonperforming loans	51.63%	71.08%	(27.4)
Net loan charge-offs to total loans	0.05%	0.49%	(89.8)
Net loan charge-offs	$256	$2,606	(90.2)
Total loans to total deposits	79.30%	76.34%	3.9
Total loans	$552,539	$527,760	4.7
Allowance for loan losses	$10,694	$10,150	5.4

MetroCorp Bancshares, Inc.
(In thousands, except per share amounts)
(Unaudited)

	As of or for the three months
	ended March 31,
			Change
	2003	2002	%

Average Balance Sheet Summary
Total assets	$836,366	$739,228	13.1
Securities	250,016	180,473	38.5
Total loans	540,347	489,801	10.3
Allowance for loan losses	(10,467)	(8,957)	16.9
Net loans	529,880	480,844	10.2
Total deposits	686,076	634,461	8.1
FHLB and other borrowings	68,354	29,190	134.2
Total shareholders’ equity	75,420	67,108	12.4

Income Statement
Interest income:
Loans	$8,862	$9,479	(6.5)
Investment securities:
Taxable	1,912	1,998	(4.3)
Tax-exempt	262	310	(15.5)
Federal funds sold and other temporary investments	55	118	(53.4)

Total interest income	11,091	11,905	(6.8)
Interest expense:
Time deposits	2,361	2,960	(20.2)
Demand and savings deposits	383	601	(36.3)
Other borrowings	505	330	53.0

Total interest expense	3,249	3,891	(16.5)
Net interest income	7,842	8,014	(2.1)
Provision for loan losses	800	600	33.3

Net interest income after provision for loan losses	7,042	7,414	(5.0)
Noninterest income:
Customer service charges	2,104	2,151	(2.2)
Other noninterest income	190	107	77.6

Total noninterest income	2,294	2,258	1.6
Noninterest expense:
Employee compensation and benefits	3,840	3,570	7.6
Occupancy	1,282	1,235	3.8
Other real estate, net	(1)	263	(100.4)
Data processing	24	24	—
Professional fees	180	173	4.0
Advertising	72	90	(20.0)
Other noninterest expense	1,123	1,268	(11.4)

Total noninterest expense	6,520	6,623	(1.6)
Income before provision for income taxes	2,816	3,049	(7.6)
Provision for income taxes	907	958	(5.3)

Net income	$1,909	$2,091	(8.7)

Per Share Data
Earnings per share — basic	$0.27	$0.30	(8.9)
Earnings per share — diluted	0.27	0.29	(9.4)
Weighted average shares outstanding:
Basic	7,033	7,020	0.2
Diluted	7,196	7,140	0.8
Performance Ratios
Return on average assets	0.93%	1.15%	(19.3)
Return on average shareholders’ equity	10.27%	12.64%	(18.8)
Net interest margin	3.96%	4.68%	(15.4)
Efficiency ratio	64.33%	64.48%	(0.2)
Equity to assets	9.02%	9.08%	(0.7)
MetroBank, N.A Capital Ratios
Tier I capital	12.00%	12.08%	(0.7)
Total capital (tier I & II)	13.26%	13.33%	(0.5)
Leverage (Regulatory)	8.42%	8.59%	(2.0)